Exhibit 99.1

News Release

Nucor Announces Promotion of Jack Sullivan

to Chief Financial Officer, Treasurer and Executive Vice President

CHARLOTTE, N.C., February 20, 2026 – Nucor Corporation (NYSE: NUE) announced today that John L. “Jack” Sullivan, Vice President, Treasurer and General Manager of Investor Relations, will be promoted to Chief Financial Officer, Treasurer and Executive Vice President effective March 1, 2026. He will succeed Steve Laxton, who was promoted to President and Chief Operating Officer effective January 1, 2026.

Mr. Sullivan, 52, began his career with Nucor in 2022 as General Manager of Investor Relations and was promoted to his current role in 2025. Mr. Sullivan previously worked for Duke Energy for 13 years, holding positions of increasing responsibility across treasury, corporate development and investor relations. Prior to joining Duke Energy, he spent nine years in corporate and investment banking at Bank of America. He holds a Bachelor of Arts degree from the University of North Carolina at Chapel Hill and a Master of Business Administration from Wake Forest University.

“Jack will be a great addition to the executive leadership team,” commented Leon Topalian, Nucor’s Chair and Chief Executive Officer. “He is an accomplished leader whose strong financial acumen and strategic insight position him well to advance Nucor’s mission of creating sustainable long-term value for our shareholders, customers, teammates and the communities we serve. I would also like to thank Steve Laxton, who will continue as our President and Chief Operating Officer, for his leadership as CFO during this transition period.”

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the United States, Canada and Mexico. Products produced include: carbon and alloy steel — in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel racking; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; insulated metal panels; overhead doors; steel grating; wire and wire mesh; and utility structures. Nucor, through The David J. Joseph Company and its affiliates, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Contact Information

For Investor/Analyst Inquiries –

Chris Jacobi, chris.jacobi@nucor.com, or Paul Donnelly, paul.donnelly@nucor.com

For Media Inquiries –

Katherine Miller, katherine.miller@nucor.com

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com